2011 AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Bradley M. Colby)

This 2011 Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Eternal Energy Corp. (the “Company”) and Bradley M. Colby (“Executive”) and is effective as of the 1st day of July, 2011 (the “Effective Date”). The Company and Executive may be referred to herein collectively as “Parties” and individually as “Party.” In consideration of the mutual promises, covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Parties agree as follows:

1.           Amendment and Restatement of Employment Agreement. This 2011 Amended and Restated Employment Agreement amends, restates, supersedes and replaces that certain First Amended and Restated Employment Agreement between the Company and Executive which was entered into as of the 1st day of November, 2009.

2.           Employment and Duties. The Company shall employ Executive in the position of President and Chief Executive Officer (“CEO”). Executive shall report directly to the Board of Directors (the “Board”) of the Company (or such other persons designated by the Board) and shall perform all duties and obligations of President and CEO. Executive shall at all times be required by the Company to provide only those services customarily expected of Presidents and CEOs of companies of a like size to the Company. The Company shall not require Executive to infringe good business and professional ethics or violate any statute, law, rule, order, decree or ordinance. Executive hereby accepts this engagement, subject to all of the terms and conditions set forth in this Agreement.

3.           Extent of Services. Executive shall devote his entire time, attention and energy to the Company’s business, and shall not, directly or indirectly, during the term of this Agreement, be engaged in any other business activity, whether or not in competition with the Company, and whether or not such activity is pursued for gain, profit, or other pecuniary advantage, without the prior written approval of the Company. However, nothing herein shall be construed to limit Executive’s right to own, directly or indirectly, solely as an investment, securities of any entity which are traded on any securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity or (ii) does not, directly or indirectly own five percent or more of any class of securities of such entity.

4.           Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue through and including June 30, 2014 (the “Expiration Date”), subject to the provisions of the Section in this Agreement entitled “Termination or Expiration of Agreement” (the “Term”). Notwithstanding the foregoing, the provisions of the Sections in this Agreement entitled “Non-competition; Secrecy,” “Representations and Warranties” and “Miscellaneous” shall survive, and continue in full force and effect, after any termination or expiration of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.

5.           Compensation and Other Benefits. The Company shall provide the following compensation and other benefits to Executive during the Term in consideration of Executive’s performance of all of his obligations under this Agreement:

5.1          Base Salary. Subject to the provisions of the Section in this Agreement entitled “Termination or Expiration of Agreement,” during the Term the Company shall pay Executive an annual base salary of Two Hundred Four Thousand and No/100s US Dollars ($204,000.00 USD), payable in arrears on the last day of each calendar month, in gross monthly installments of Seventeen Thousand and No/100s US Dollars ($17,000.00 USD). The base salary to be paid to Executive hereunder, as changed by the Parties from time to time, may be referred to herein as “Base Salary.”

5.2          Fringe Benefits. As additional compensation under this Agreement, Executive shall be entitled to receive the following benefits (the “Fringe Benefits”):

5.2.1           Employee Benefit Plans. During the Term, the Company will pay the premiums incurred to provide group medical insurance coverage for Executive and his dependents. During the Term, the Company will also allow Executive to participate in such other group health, pension, welfare, and insurance plans (together with the group medical insurance plan, the “Employee Benefit Plans”) maintained by the Company from time to time for the general benefit of its executive employees, as such Employee Benefit Plans may be modified from time to time in the Company’s sole and absolute discretion.

5.2.2           Other Benefits. The Company shall provide Executive with all other benefits and perquisites as are made generally available to the Company’s executive employees under the Company’s Employee Handbook, as such Employee Handbook may be modified from time to time in the Company’s sole and absolute discretion.

5.2.3           Vacation; Sick Leave and Holidays. Executive shall be entitled to four weeks of paid vacation and such sick leave and paid holidays as are generally made available to the Company’s executive employees under the Company’s Employee Handbook, as such Employee Handbook may be modified from time to time in the Company’s sole and absolute discretion.

5.2.4           Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties under this Agreement, upon submission by Executive to Company of reasonable documentation pertaining to such expenses.

5.3         Deferred Compensation. Any deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on account of Executive’s separation from service shall not commence prior to six months following such separation if Executive is a key employee (within the meaning of Section 409A). Provided, that in determining whether Executive is a key employee, any compensation realized on account of the exercise of a stock option or a disqualifying disposition of stock acquired through exercise of an incentive stock option shall be disregarded.

5.4         Withholding. All customary withholding taxes and other employment taxes which the Company is required by law to withhold and pay with respect to compensation paid by an employer to an employee shall be subtracted and withheld from all compensation paid by the Company to Executive for services rendered by Executive for the Company.

6.           Termination or Expiration of Agreement.

6.1          Termination at Company’s Election. The Company may terminate Executive’s employment at any time during the Term, for any reason or no reason, with or without Cause (defined below), and with or without notice, subject to provisions of the Subsections of this Section entitled “Termination for Cause,” “Termination Without Cause” and “Severance Following a Change in Control.”

6.1.1       Termination for Cause. If Executive’s employment is terminated for Cause (defined below), Executive shall be entitled to receive only the following: (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (iii) reimbursement of business expenses incurred prior to termination. Except as expressly set forth in this Subsection, Executive shall not be entitled to receive any Base Salary, Fringe Benefits or severance benefits in the event Executive’s employment is terminated for Cause, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms of those plans or as otherwise required by law.

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6.1.2       Termination Without Cause or Good Reason. If Executive’s employment by the Company is terminated by the Company without Cause (defined below) or if Executive’s employment is terminated for Good Reason (defined below), Executive shall receive: (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (iii) reimbursement of business expenses incurred prior to termination. In addition, if the severance of Executive’s employment falls within the terms of this Subsection and if the terms of the Subsection of this Section entitled “Termination Following a Change in Control” do not apply to the severance of Executive’s employment with the Company, then, subject to the condition precedent that Executive sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also receive, and the Company shall pay Executive, a severance payment in an amount equal to Executive’s annual Base Salary as the same may have been changed through the date of the severance of Executive’s employment, less applicable withholdings.

6.1.3       Termination Following a Change in Control.

A.           If, immediately prior to or within twelve months following a Change in Control (defined below): (i) Executive’s employment is terminated by the Company without Cause; or (ii) Executive’s employment is terminated for Good Reason (defined below), Executive shall receive from the Company: (x) payment of Executive’s Base Salary through and including the date of termination; (y) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (z) reimbursement of business expenses incurred prior to the date of termination. In addition, if the severance of Executive’s employment falls within the terms of this Subsection, then, subject to the condition precedent that Executive sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also receive, and the Company shall pay Executive, a severance payment in an amount equal to the product of two times Executive’s annual Base Salary as the same may have been changed through the date of the termination of Executive’s employment, less applicable withholdings.

B.           If Executive severs employment with the Company within sixty (60) days of a Change in Control (defined below) for any reason other than Good Reason (defined below), Executive shall receive: (x) payment of Executive’s Base Salary through and including the date of termination; (y) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (z) reimbursement of business expenses incurred prior to the date of termination. In addition, if Executive severs employment with the Company within sixty (60) days of a Change in Control for any reason other than Good Reason, then, subject to the condition precedent that Executive sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also receive, and the Company shall pay Executive, a severance payment in an amount equal to Executive’s annual Base Salary as the same may have been changed through the date of the termination of Executive’s employment, less applicable withholdings.

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C.           For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events: (i) the consummation of any transaction after the Effective Date in which any person or entity or group of related persons and/or entities becomes the beneficial owner, directly or indirectly, of securities representing more than twenty percent (20%) of the combined voting power of the Company’s outstanding voting securities, (ii) three or more directors, whose election or nomination for election is not approved by a majority of the members of the Company’s Board of Directors on the Effective Date, are elected within any twelve month period to serve on its Board of Directors, or (iii) any merger (other than a merger in which the Company is the survivor and there is no change of control pursuant to (i) or (ii) of this sentence), reorganization, consolidation, liquidation, winding up or dissolution of the Company or the sale of all or substantially all of its assets.

6.1.4       “Cause.” As used in this Agreement, “Cause” means:

A.           Criminal Conduct. Executive’s conviction of a crime punishable as a felony or of any offense involving moral turpitude, dishonesty or immoral conduct;

B.           Incarceration. Executive’s incarceration for any reason. For purposes of this provision, incarceration means any confinement of Executive by any federal, state or local governmental agency which causes Executive to be unable to provide services for and on behalf of the Company at its principal place of business for the period of Executive’s confinement;

C.           Neglect or Other Misconduct. Executive’s conduct, neglect or failure to act which (i) materially and adversely affects the business or reputation of the Company; or (ii) renders his continued service in the employment of the Company materially detrimental to the ordinary, continued, or successful operation of its business, or (iii) is or is likely to be materially detrimental to, or which materially interferes with, his ability to effectively perform his duties for the Company; or (iv) constitutes the misappropriation, misuse, or misdirection of the Company’s funds or property; or (v) materially interferes with or materially impairs the ordinary operation of the Company’s business; or (vi) involves moral turpitude and which is reasonably likely to cause material damage to the Company’s business, its reputation or its goodwill;

D.           Absence. Executive’s absence from the active performance of his duties in the operation of the Company’s business on more than an occasional basis, other than as a result of (i) approved vacations, medical leave or personal leave, or (ii) a Permanent Disability, defined below;

E.           Violation of the Company’s Rules. Executive’s violation of the Company’s material written rules, policies or procedures (which do not conflict with the terms of this Agreement), after notice and not less than five (5) business days opportunity to cure such failure or refusal;

F.           Failure to Perform Duties. Executive’s failure or refusal to perform the duties reasonably required of him pursuant to the terms of this Agreement, after notice and not less than five (5) business days opportunity to cure such failure or refusal; or

G.           Violations of the Board of Director Directives. Executive’s intentional violation of the lawful directives of the Company’s Board of Directors.

6.1.5       “Good Reason.” As used in this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent and in the absence of any circumstance that constitutes Cause: (i) the regular assignment to Executive of duties materially inconsistent with the position and status of Executive; (ii) a material reduction in the nature, status or prestige of Executive’s responsibilities or a materially detrimental change in Executive’s title or reporting level, excluding for this purpose an isolated, insubstantial or inadvertent action by the Company which is remedied by the Company promptly after the Company’s receipt of written notice from Executive; (iii) a reduction by the Company of Executive’s annual Base Salary; or (iv) if Executive shall be required to perform his duties for the Company at a physical location which is more than twenty miles from 2549 West Main Street, Littleton, CO 80120 or if the Company’s principal office is moved to a location which is more than twenty miles from 2549 West Main Street, Littleton, CO 80120.

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6.2         Termination upon Death or Permanent Disability.

6.2.1        Termination Resulting from Death or Permanent Disability. This Agreement will terminate automatically on Executive’s death or if Executive becomes Permanently Disabled (as defined below) and the Base Salary, Fringe Benefits and other payments and benefits which Executive, or Executive’s beneficiaries or estate, shall be entitled to receive shall be determined exclusively by operation of this Subsection. In the event of the termination of Executive’s employment as a result of his death or Permanent Disability, Executive, or Executive’s beneficiaries or estate, shall receive from the Company: (x) payment of Executive’s Base Salary through and including the date of termination; (y) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of termination; and (z) reimbursement of business expenses incurred prior to the date of termination. In addition, subject to the condition precedent that Executive or his estate or his legal representative, as the case may be, sign a general release of all claims in a form approved by the Company in the exercise of its sole discretion, Executive shall also receive, and the Company shall pay Executive, a severance payment in an amount equal to the product of one-half times Executive’s annual Base Salary as the same may have been changed through the date of the termination of Executive’s employment, less applicable withholdings.

6.2.2        Permanent Disability. As used in this Agreement, “Permanent Disability” and “Permanently Disabled” shall mean the incapacity of Executive due to illness, accident, or any other reason to perform his duties for a period of ninety (90) days, whether or not consecutive, during any twelve month period of the Term, all as determined by the Company in its reasonable discretion. All determinations as to the date and extent of incapacity of Executive shall be made by the Company’s Board of Directors, upon the basis of such evidence, including independent medical reports and data, as the Board of Directors in its discretion deems necessary and desirable. All such determinations of the Board of Directors shall be final and binding upon the Parties.

6.3           Termination at Executive’s Election. Executive may resign from employment with the Company prior to the expiration of the Term for any reason by providing written notice to the Company at least thirty (30) days prior to the date selected for resignation. If Executive resigns from employment before expiration of the Term under any circumstances other than: (i) for Good Reason (defined above), or (ii) within sixty (60) days of a Change in Control (defined above) for any reason other than Good Reason (defined above), then Executive shall be entitled to receive only the following: (i) payment of Executive’s Base Salary through and including the date of resignation; (ii) payment for all accrued and unused vacation time existing as of the date of resignation, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of resignation; and (iii) reimbursement of business expenses incurred prior to the date of resignation. Except as expressly set forth in this Subsection, Executive shall not be entitled to receive any Base Salary, Fringe Benefits or severance benefits in the event Executive resigns from employment before expiration of the Term, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law and except as otherwise provided by this Agreement.

6.4           Termination on Expiration of Term. If this Agreement is terminated on the expiration of the Term in accordance with the Section in this Agreement entitled “Term of Agreement,” Executive shall receive: (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time existing as of the date of termination, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of expiration of the Term; and (iii) reimbursement of business expenses incurred prior to the date of the expiration of the Term. Except as expressly set forth in this Subsection, Executive shall not be entitled to receive any Base Salary, Fringe Benefits or severance benefits in the event that this Agreement is terminated on the expiration of the Term in accordance with the Section in this Agreement entitled “Term of Agreement,” except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law and except as otherwise provided by this Agreement.

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7.            Non-competition; Secrecy.

7.1          Assistance to Competitors. Unless otherwise provided in this Subsection or in the Section in this Agreement entitled “Extent of Services,” Executive shall not during the Term and for a period of two years following the severance of Executive’s employment with the Company own a material interest in, render financial assistance to, or offer personal services to (whether for payment or otherwise), (i) any person or entity that competes with the Company in the Company Business (as defined below), or (ii) any person or entity or any subsidiary or affiliate of any person or entity which is pursuing any business or investment opportunity which the Company reviewed within the previous six month period. “Company Business” shall mean the conduct of the oil and gas exploration and development business in those basins or areas of mutual interest (i) within which the Company directly or indirectly owns, leases or otherwise holds mineral interests, (ii) as to which the Company is actively evaluating the desirability of directly or indirectly acquiring mineral interests, or (iii) as to which the Company is endeavoring to directly or indirectly acquire mineral interests. Notwithstanding anything to the contrary set forth in this Agreement, Executive shall have the right to own a material interest in or render financial assistance to any person or entity in connection with a project or opportunity in which the Company has failed or declined to exercise its right of first refusal described below. Executive agrees that during the Term he will offer the Company a right of first refusal, in writing, to pursue all opportunities of which Executive learns involving the exploration, development and production of hydrocarbons. Contemporaneously with Executive’s delivery of such written notification to the Company, Executive shall provide the Company with all material information in Executive’s possession or control which is reasonably necessary to enable the Company to evaluate the economic viability and risks of pursuing each such opportunity. Company shall exercise its right of first refusal to pursue such an opportunity by giving Executive written notice of its exercise within forty five business days of its receipt of Executive’s written notification and all of the information described above.

7.2          Confidential Information. Executive acknowledges and agrees that the Company is engaged in business activities in which it is and will in the future be crucial to develop and retain proprietary, trade secret, or confidential information for the benefit of the Company (collectively, “Confidential Information”). Accordingly, Executive shall not at any time during the Term or for a period of three years following the termination or expiration of this Agreement, either directly or indirectly, (i) divulge, convey or communicate any Confidential Information to any person or entity, except as may be expressly authorized in writing by the Company or as may be necessary for Executive to perform his duties hereunder, or (ii) use any Confidential Information for Executive’s own benefit or the benefit of any person or entity other than the Company. Confidential Information includes, but is not limited to geological, geophysical, and engineering data, models, analyses, compilations, estimates of reserves, interpretations, data, studies, reports, business plans, business methods, contractual and financial information, matters of a technical or intellectual nature such as inventions, designs, improvements, processes of discovery, techniques, methods, ideas, discoveries, developments, know-how, techniques, formulae, compounds, compositions, specifications, trade secrets, specialized knowledge, or matters of a business nature such as information about costs and profits, records, customer lists, customer data or sales data and other data in whatever form stored or maintained, whether oral, written, documentary, digital, computer storage or otherwise.

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7.3          Ownership of Ideas. The Company shall own, and Executive hereby transfers and assigns to the Company, all rights, of every kind and character throughout the world, in perpetuity, in and to any and all materials, ideas, concepts and results inuring from or in connection with Executive’s performance of services for the Company, or conceived of or produced by Executive during the Term and which relate to the Company Business. The Parties acknowledge and agree, however, that such transfer and assignment shall not apply to, or attach in and to, any materials, ideas or concepts which fall outside the ambit of this Agreement. Executive shall execute and deliver to the Company such assignments, certificates of authorship, or other instruments as the Company may require from time to time to evidence the Company’s ownership of material, ideas and other results inuring from or in connection with Executive’s performance of services for the Company, or conceived of or produced by Executive during the Term and which relate to the Company Business.

7.4          Company Property. All records, papers, documents, materials, and electronically stored data kept, made, or received by Executive in the performance of his duties while employed by the Company, or generated for, in the course of, or in connection with the business of the Company, whether or not containing Confidential Information, shall be and remain the exclusive property of the Company (collectively referred to as “Company Property”) at all times during and after Executive’s employment with the Company, without regard to how Executive came into possession of any Company Property or whether Executive played any role in creating any Company Property. Executive shall not destroy any Company Property or remove any Company Property from the Company’s premises, whether during or after employment by the Company, except as expressly directed for the purpose of performing services on behalf of the Company. Upon the termination of Executive’s employment with the Company at any time and for any reason, or upon the Company’s request at any time and for any reason, Executive shall promptly return all Company Property to the Company, without keeping a copy of any such Company Property for himself or any other entity or individual. Executive will, upon request by Company, certify his compliance with the terms of this Subsection.

7.5          Interference with Employees and Clients.

7.5.1           Non-Solicitation of Employees. For so long as Executive is employed by the Company, and for a three-year period thereafter, Executive shall not, directly or indirectly, whether for his own benefit or for the benefit of any other entity or individual: (i) solicit, encourage, or in any way influence any person employed by, or engaged to render services on behalf of, the Company, to cease performing services for the Company, or to engage in any activity contrary to or conflicting with the interests of the Company; (ii) hire away any person employed by, or engaged to render services on behalf of, the Company; or (iii) otherwise interfere to the Company’s detriment in any way in the Company’s relationship with any person who is employed by, or engaged to render services on behalf of, the Company.

7.5.2           Non-Solicitation of Clients. For so long as Executive is employed by the Company, and for a three-year period thereafter, Executive shall not, whether for his own benefit or for the benefit of any other entity or individual, take any action which could cause any customer or client of the Company to limit, curtail or terminate its business relationship with the Company.

7.5.3           Injunctive Relief. Executive and the Company acknowledge and agree that (i) Executive’s breach of his obligations under this Section would cause the Company irreparable harm and that monetary damages alone would not be an adequate remedy for any such breach; and, therefore, (ii) if Executive breaches this Section, the Company shall be entitled to obtain injunctive relief (and any other form of equitable relief), as well as any other remedies (including monetary damages) to which the Company is entitled as a consequence of such breach or otherwise.

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8.            Representation and Warranties. Executive represents and warrants to the Company that Executive is under no contractual or other restriction or obligation that is materially inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of the Company hereunder, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Executive.

9.            Miscellaneous.

9.1          Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

9.2          Amendment and Waiver. No provision of this Agreement can be modified, amended, supplemented or waived in any manner except by an instrument in writing signed by both Executive and the Company. The waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of any provision of this Agreement.

9.3.         Applicable Law. This Agreement, Executive’s employment relationship with the Company, and any and all matters or claims arising out of or related to this Agreement or Executive’s employment relationship with the Company, shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of choice of law provisions of any jurisdiction.

9.4.         Arbitration.

9.4.1           Exclusive Remedy. Except as set forth in the Subsection in this Section entitled “Claims Not Subject to Arbitration,” arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with this Agreement, Executive’s employment relationship with the Company, or the termination of Executive’s employment relationship with the Company, including any Claim against any parent, subsidiary, or affiliated entity of the Company, or any director, officer, employee, or agent of the Company or of any such parent, subsidiary, or affiliated entity. It also includes any Claim against the Executive by the Company, or any parent, subsidiary or affiliated entity of the Company.

9.4.2           Claims Subject to Arbitration. Except for claims described in the Subsection in this Section entitled “Claims Not Subject to Arbitration,” this Agreement specifically includes (without limitation) all Claims under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, sexual orientation, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; any Claim for personal, emotional, physical, economic or other injury; and any Claim for business torts or misappropriation of confidential information or trade secrets.

9.4.3           Claims Not Subject to Arbitration. This Subsection does not preclude either Party from making an application to a court of competent jurisdiction for provisional remedies (e.g., temporary restraining order or preliminary injunction), subject to Colorado Revised Statutes. This Agreement also does not apply to any claims by Executive: (i) for workers’ compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

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9.4.5           Procedure. The arbitration shall be conducted in the City and County of Denver. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the “Arbitrator”). The Parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the Parties for any reason do not mutually select the Arbitrator within the 45 day period, then any Party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The arbitration shall be conducted in accordance with the Colorado Revised Statutes, except as modified by this Agreement. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator’s decision may be entered in any court of competent jurisdiction.

9.4.6           Interpretation of Arbitrability. The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Subsection, or any issue relating to whether a Claim is subject to arbitration under this Subsection, except that any Party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Section.

9.5.         Entire Agreement. All Exhibits to this Agreement are incorporated herein by this reference. This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations, understandings, or agreements between the Parties, whether oral or written, expressed or implied.

9.6          Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

9.7          Headings. The headings of sections and subsections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

9.8          Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered to and received personally by the recipient, (b) when sent to and received by the recipient by facsimile (receipt electronically confirmed by sender’s facsimile machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business days after the date when sent to the recipient by overnight delivery by reputable express courier service (charges prepaid) and delivery confirmed, or (d) three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and such receipt is confirmed. Such notices, demands and other communications shall be sent to Parties at the addresses indicated below or to such other address as a Party may direct on written notice given pursuant to the terms of this Subsection:

If to Executive:	5722 S. Benton Way
Littleton, CO 80123

If to the Company:	Eternal Energy Corp.
2549 West Main Street, Suite 202
Littleton, CO 80120

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9.9          Attorneys’ Fees. If any Party shall commence any action or proceeding against another Party in order to enforce the provisions hereof, or to recover damages as the result of alleged breach of any of the provisions hereof, the prevailing Party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorney' fees.

9.10       Independent Legal Advice. Executive acknowledges that he has been advised to obtain independent legal advice with respect to this Agreement and that he has had the opportunity to do so.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRADLEY M. COLBY	ETERNAL ENERGY CORP.

By:
Bradley M. Colby		Paul E. Rumler, Secretary

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